Exhibit 23.4

May 16, 2022

To SYLA Co., Ltd.

Japanese Organization for marketing research

permission to use “No.1”

As shown below, No. 1 notation is permitted.

When using this service, please observe the “Rules in No. 1 Notation”.

Note

1.	Outline of the investigation

May 2022 Market Research in _ Designated Areas

2.	Corporations and places of business permitted to use

SYLA Co., Ltd. (Rimawari-kun)

3.	Available Items (Phrases)

“No. 1 in the number of registered members”

4.	Period of permission to use

From May 16, 2022

5.	Media to be used

Use is permitted with the media submitted in the “Application for Use”.

End